Filed pursuant to Rule 424(b)(3)

Registration No. 333-189749

PROSPECTUS SUPPLEMENT NO. 4

To Prospectus dated May 29, 2014

120,408,197 SHARES OF COMMON STOCK

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This prospectus supplement supplements the prospectus dated May 29, 2014, relating to the offering and resale by the selling stockholders of up to 120,408,197 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on September 10, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB under the symbol “ILIU”. On September 9, 2014, the closing sale price of our common stock on the OTCQB was $0.24 per share.

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AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 10, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 8, 2014

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2014, Interleukin Genetics, Inc. (the “Company”) entered into a consulting agreement (the “Agreement”) with Danforth Advisors, LLC (“Danforth”), pursuant to which Danforth will provide finance, accounting and administrative functions, including interim chief financial officer services, to the Company. The Company will pay Danforth an agreed upon hourly rate for such services and will reimburse Danforth for expenses. The Agreement has an initial term of one year and may be extended by mutual agreement of the parties. The Agreement may be terminated by either party, with or without cause, upon 30 days written notice. In addition, the Company has also granted Danforth warrants to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $0.25 per share. The warrants vest on a monthly basis over two years; provided that, 50% of the shares issuable upon exercise of the warrant shall become fully vested and exercisable if the Company terminates the Agreement for any reason other than for cause before September 8, 2015, and the remaining 50% of the shares issuable upon exercise of the warrant shall become fully vested and exercisable if the Company terminates the Agreement for any reason other than for cause upon the extension of the agreement after September 8, 2015. In addition, provided that the Agreement has not been terminated by either party, the warrant will become exercisable in full upon a change of control of the Company.

In accordance with the terms of the Agreement, the Board of Directors of the Company has appointed Stephen DiPalma, Managing Director of Danforth, as interim Chief Financial Officer. Mr. DiPalma replaces Eliot Lurier, who resigned as Chief Financial Officer of the Company effective as of the close of business on September 5, 2014.

Mr. DiPalma, age 55, is Managing Director at Danforth Advisors, LLC, where he has served since April 2014. He brings more than 25 years of experience in life sciences and healthcare, including founding two start-ups, working with venture-backed companies, subsidiaries of Fortune 100 firms and publicly traded companies, and his work with Danforth Advisors clients. Previously, he served as the CFO of two public companies, and as CFO, COO, CEO or Director of eight privately held companies, in addition to his consulting clients. Mr. DiPalma participated in the successful reorganization of Cambridge Biotech from Chapter 11 bankruptcy protection into Aquila BioPharmaceuticals, led the effort to take RXi Pharmaceuticals public, and has extensive experience in international fund raising and corporate structuring. He was formerly Chairman of the Board of Cognoptix Inc., and is on the Board of Directors of Phytera, Inc.  Mr. DiPalma received his M.B.A. from Babson College and his B.S. from the University of Massachusetts-Lowell.

Other than as described herein, there are no related party transactions between the Company and Mr. DiPalma, and Mr. DiPalma is neither related to, nor does he have any relationship with, any existing member of the Board or any executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: September 10, 2014	/s/ Kenneth S. Kornman
Kenneth S. Kornman
President and Chief Executive Officer